Exhibit 10.2
EMPLOYMENT AGREEMENT
AGREEMENT, dated as of May 13, 2009 by and between ABTECH INDUSTRIES, Inc., a Delaware Corporation having an office at 4110 N. Scottsdale Road, Suite 235, Scottsdale, AZ, 85251 (the “Company”), and Glenn R. Rink, residing at 6028 N. Quail Run, Paradise Valley, AZ 85253 (“Executive”).
WITNESSETH:
WHEREAS, the Company desires to employ Executive as President and Chief Executive Officer, and Executive desires to be so employed by the Company;
NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:
1.	Employment Term. The Company hereby employs Executive, and Executive hereby accepts employment with the Company, as President and Chief Executive Officer, upon the terms and conditions contained in this Agreement. The term of Executive’s employment hereunder (the “Employment Period”) shall commence on the date hereof (the “Effective Date”) and shall continue until terminated by either party as hereinafter provided.
2.	Duties. During the Employment Period, Executive shall serve as President and Chief Executive Officer, and report to the Board of Directors of the Company. Executive shall diligently, competently and faithfully perform for the Company the duties of said office as outlined in the Company’s By-Laws, and such other duties typical of Executive’s position as shall be specified, designated or modified, from time to time, by the Board of Directors of the Company. Executive shall devote all of his business time and effort to the performance of his duties to the Company hereunder.
3.	Compensation.
(a)	Base Salary: During the Employment Period the Company shall pay to Executive a salary at the minimum annual rate of $150,000.

(b)	Performance Incentives:
(i)	Upon the Company achieving an annual revenue pace of $5,000,000 in a two-quarter period (i.e., over $2,500,000 in revenue is recognized in a period of two-consecutive quarters), Executive’s minimum annual salary shall thereafter be increased to $200,000.

(ii)	Upon the Company achieving an annual revenue pace of $10,000,000 in a two-quarter period (i.e., over $5,000,000 in revenue is recognized in a period of two consecutive quarters), Executive’s minimum annual salary shall thereafter be increased to $250,000.

(iii)	Any cash bonuses awarded to Executive during the term of this agreement will be at the discretion of the Board of Directors.
4.	Expenses and Benefits.
(a)	During the Employment Period, the Company agrees to promptly reimburse Executive for all reasonable expenses paid or incurred by Executive in connection with the performance of his duties for the Company hereunder, including without limitation expenses for travel, entertainment and similar items; provided, however, that the Executive provides documentation reasonably satisfactory to the Company and its accountant for all expenses.
(b)	During the Employment Period, Executive shall be entitled to participate in any retirement, pension, profit-sharing, or other similar plan or plans which may be instituted by the Company for the benefit of its staff employees generally, upon such terms and subject to the eligibility requirements stipulated in such plans, which may be amended from time to time.

(c)	During the Employment Period, Executive shall be entitled to participate in any bonus, stock option, supplemental compensation, or other similar plans which may be instituted by the Board or any compensation committee of the Board of Directors of the Company, upon such terms and subject to the eligibility requirements stipulated in such plans, which may be amended from time to time.

(d)	During the Employment Period, Executive shall be entitled to four (4) weeks paid vacation per year in accordance with such Company policies as may be in effect from time to time.

(e)	During the Employment Period, Executive and Executive’s dependents shall be entitled to participate in and be covered by the Company’s group health insurance plan as may be in effect from time to time.
5.	Termination. Executive’s employment hereunder may be terminated as follows:
(a)	Automatically upon the death of Executive.

(b)	In the event of the Permanent Disability (as defined below) of Executive, at the option of the Company by written notice to Executive or his personal representative. In the event of such written notice, Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice to Executive. As used herein, the term “Permanent Disability” shall mean a physical or mental incapacity or disability which renders (or is reasonably expected to render) Executive unable to substantially render the services required hereunder for an aggregate of ninety (90) days in any 365-day period, as certified by either Executive’s attending physician or a licensed physician retained by the Company for the purposes of making such determination. In the event of any disagreement between Executive’s attending physician and such physician retained by the Company, the matter shall be resolved by a third licensed physician selected jointly by Executive’s physician and the Company’s physician.

(c)	At the option of the Company, by written notice to Executive upon the occurrence of any one or more of the following events:
(i)	any action by Executive constituting fraud, embezzlement or dishonesty in the course of his employment hereunder:

(ii)	any conviction of Executive of a felony;

(iii)	insubordination by Executive in the performance of his duties hereunder; or

(iv)	a breach by Executive of any of his material obligations under this Agreement, if such breach is not cured within 30 days after written notice thereof by the Board to Executive.

(v)	in the event Company determines it is in Company’s best interest to terminate the employment of Executive, in which case Executive’s employment shall terminate 15 days after written notice thereof by the Board to Executive.
(d)	At the option of Executive, by written notice to the Company, for Good Reason. For the purposes of this Agreement, “Good Reason” shall mean:
(i)	the assignment to Executive of any duties materially inconsistent with Executive’s position (including offices, titles and reporting requirement), authority, duties or responsibilities as contemplated by Section 2 of this Agreement, unless such assignment or action by the Company is cured by the Company within 30 days after receipt of written notice thereof by Executive to the Company;

(ii)	any failure by the Company to comply with any of the provisions of Section 3 or 4 of this Agreement, if such failure is not cured within 15 days after written notice thereof by Executive to the Company.
(e)	At the option of Executive, in the event Executive determines it is in Executive’s best interest to terminate employment with the Company, in which case Executive’s employment shall terminate 15 days after written notice thereof by the Executive to the Board.
6.	Effect of Termination.
(a)	Upon the termination of Executive’s employment under Section 5(a), (b), (c)(v), (d) and (e) herein, Executive or Executive’s estate or beneficiary, as the case may be, shall be entitled to receive any amounts accrued or fully vested pursuant to Sections 3 or 4 (through the effective date of such termination) to the extent not theretofore paid.

(b)	Upon the termination of Executives employment under Section 5(c)(i-iv), effective immediately upon such termination, Executive shall be entitled to no further compensation of any sort, including but not limited to any accrued but unpaid benefits.

(c)	If the Company terminates the Executive’s employment pursuant to the provisions of Section 5(a), 5(b) or 5(c)(i-iv) herein (i.e, for “good cause”) or if Executive terminates employment pursuant to the provisions of Section 5(e), then Company shall not be obligated to pay any severance benefit to Executive under this Agreement.

(d)	If the Company terminates the Executive’s employment pursuant to Section 5(c)(v) herein (i.e., “without good cause”), or if Executive terminates his employment for “Good Reason” pursuant to Section 5(d) herein, then:
(i)	Company shall pay to the Executive a severance benefit equal to Executive’s salary at the then current annual salary rate for a period equal to the product of (A) the number of years of service of Executive with the Company (specifically including those years of service rendered prior to the Effective Date) times (B) two (2) months. For the purpose of determining the severance compensation pursuant to the above provision, Executive’s hire date shall be June 1, 1996 and a year of service shall be each twelve (12) month period of time (including the partial year underway at the time of termination) in which Executive rendered 1000 hours or more of service. The Company may elect to pay the severance benefit described herein either as one lump sum within 30 days of the notice of termination, or in a series of bi-weekly installments beginning on the regularly scheduled payday of the Company which follows the effective date of such termination with the amount of each such installment being equal to the Executive’s then current bi-weekly salary amount.
(ii)	Company shall pay to the Executive an additional severance benefit equal to the cost of extending the Executive’s health insurance coverage under the provisions of COBRA for a period of eighteen (18) months, with such severance amount being paid in a lump sum payment grossed up to cover the taxes that Executive is required to pay on such benefit.

(iii)	All stock options theretofore granted to the Executive to purchase any equity shares of Company shall become immediately and fully vested and exercisable in accordance with the terms of the Company’s stock option plans and grant awards.
(e)	Upon termination of Executive’s employment for whatever reason:
(i)	the Company shall be entitled to deduct from Executive’s final pay any amounts owed to the Company by Executive at the time of such termination, and

(ii)	the Company shall be required to pay to Executive any outstanding amounts due to Executive by the Company at the time of termination, including travel expenses, loans and Company charges on personal credit cards. In addition, the Company shall be responsible for all Company charges made on any Company Credit Card, or other Company credit account, that is personally guaranteed by Executive.
7.	Confidential Information. Executive agrees to, and hereby ratifies and confirms, the terms of the Confidentiality/Non-Compete Agreement dated January 1, 1998.
8.	Notices. Any and all notices or other communications required or permitted to be given under any of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or mailed by first class registered mail, return receipt requested, or by commercial courier or delivery service, or by facsimile, addressed to the parties at the addresses set forth below (or at such other address as any party may specify by notice to all other parties given as aforesaid):
(a)	if to the Company, to: AbTech Industries, Inc. 4110 N. Scottsdale Road Suite 235 Scottsdale, AZ 85251 Attn: Chief Financial Officer

(b)	if to Executive, to: Mr. Glenn R. Rink 6028 N Quail Run Paradise Valley, AZ 85253
and/or to such other persons and addresses as any party shall have specified in writing to the other by notice as aforesaid.
9.	Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company and for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any contract or agreement with the Company. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company at or subsequent to the date of termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.
10.	Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others.
11.	Miscellaneous.
(a)	This writing constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be modified, amended or terminated except by a written agreement signed by all of the parties hereto.

(b)	This Agreement shall not be assignable by Executive, but it shall be binding upon, and shall inure to the benefit of his heirs, executors, administrators and legal representatives. The Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns.

(c)	No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

(d)	If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein, unless the invalidity or unenforceability of such provision substantially impairs the benefits of the remaining portions of this Agreement.

(e)	The section headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of said sections.

(f)	This Agreement may be executed in two or more counterparts, all of which taken together shall be deemed one original.

(g)	This Agreement shall be deemed to be a contract under the laws of the State of Arizona and for all purposes shall be construed and enforced in accordance with the internal laws of said state without regard to the principles of conflicts of law.

(h)	This Agreement shall not confer any rights or remedies upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

(i)	Each party hereby irrevocably consents to the sole and exclusive jurisdiction and venue of the courts of the State of Arizona and of any Federal court located in the State of Arizona in connection with any action or proceeding arising out of or relating to this Agreement, or the breach thereof. Each party hereby irrevocably waives any objection, including without limitation any objection to the laying of venue or based on the grounds of forum non conveniens, which such party may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Agreement.
ACCEPTED AND AGREED TO AS OF THIS 13th DAY OF MAY, 2009.

BY:	/s/ Glenn R. Rink
Executive - Glenn R. Rink

BY: AbTech Industries, Inc.
/s/ Jonathan Thatcher
Jonathan Thatcher, Director and Chairman,
Compensation Committee

/s/ Lane J. Castleton
Lane J. Castleton, Vice President, Treasurer